UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

October 19, 2018 (August 20, 2018)

ORANCO, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-28181	87-0574491
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Liberty Plaza, Suite 2310 PMB# 21, New York, NY 10006

(Address of principal executive offices, including zip code)

(646) 7593614

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

We are engaged, through our subsidiaries, in alcohol wholesale in China and currently focus on the sale of Chinese Fenjiu liquor and imported wines. In order to better guarantee the authenticity and origin of our premium products, on August 20, 2018 we entered into a contract with Guangzhou Silicon Technology Co., Ltd. to have Guangzhou Silicon Technology Co., Ltd. develop an anti-counterfeiting laser recognition proprietary system (the “System”) for us. Using blockchain technology, the System is expected to encrypt our premium products’ brewing information, transaction information, identification number and certificate information, producing unique labels that can then be attached to our liquor and wine bottles. Since blockchain ledgers are impermeable, and manipulation of existing ledgers is impractical, the authenticity and provenance of our premium products will be better protected. The adoption of the System is also expected to build greater goodwill and trust in our brand in the long term. We believe that by implementing the System, in a not so distant future, our customers will be able to base their transactions on the information encrypted on the labels, thus ensuring the authenticity and privacy of their purchases. We are in the early stages of developing the System and cannot be certain how the use of the System will benefit or materially affect our business operations in the future.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Business Agreement, dated as of August 20, 2018, by and between the Company and Guangzhou Silicon Technology Co., Ltd.

1

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ORANCO, INC.

Date: October 19, 2018	/s/ Peng Yang
Peng Yang President, Secretary and Director

2